March 13, 2012

Dear Monmouth Real Estate Investment Corporation Shareholder:

Monmouth Real Estate Investment Corporation (MREIC) is temporarily suspending its Dividend Reinvestment and Stock Purchase Plan (the “Plan”) effective immediately.  As a result, the dividend payable on March 15, 2012 will be paid in cash to all common shareholders otherwise participating in dividend reinvestment.  All those receiving cash in lieu of shares will continue to receive that payment.  As previously announced, the dividend payable to common shareholders on March 15, 2012 will be $0.15 per share.  MREIC generally pays dividends to common shareholders quarterly on the 15th day of March, June, September and December, and does not currently intend to make any changes to its dividend rate.

For those shareholders participating in the Waiver Program and Optional Cash Payments features of the Dividend Reinvestment and Stock Purchase Plan the investments checks submitted for the March 15 investment period will be returned to you promptly.  When the Plan is reinstated, you will be informed.

This temporary suspension of the Plan is due to a suspension in our eligibility to register issuances under the Plan on our current S-3 registration statement.  When that Plan is reinstated, all shareholders currently enrolled in dividend reinvestment will resume receiving shares, as their accounts are noted.

MREIC apologizes for any inconvenience this may cause and wishes to share that it is our intent to reinstate the Dividend Reinvestment and Stock Purchase Plan as soon as possible.  Thank you for your understanding.

Very truly yours,

/s/ Eugene W. Landy

Eugene W. Landy

President